CONSENT OF SHEARMAN & STERLING LLP

We hereby consent to the use of our opinion of counsel regarding the Fidelity Connecticut Municipal Money Market Fund, Fidelity Florida Municipal Money Market Fund, Fidelity New Jersey AMT Tax-Free Money Market Fund and Fidelity New Jersey Municipal Money Market Fund series of Fidelity Court Street Trust II (the "Trust"), filed as part of this Post-Effective Amendment No. 32 to the Trust's Registration Statement on Form N-1A (File Nos. 033-43758 and 811-06453) and incorporated by reference to Exhibit (i) to Post-Effective Amendment No. 29 to the Registration Statement.

/s/Shearman & Sterling LLP

Shearman & Sterling LLP

New York, NY

January 25, 2006